Exhibit 99.1

Contact:	David B. Edelson Chief Financial Officer (212) 521-2439 Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS INCOME FROM CONTINUING OPERATIONS OF
$179 MILLION FOR THE THIRD QUARTER OF 2014

NEW YORK, November 3, 2014—Loews Corporation (NYSE:L) today reported income from continuing operations for the 2014 third quarter of $179 million, or $0.47 per share, compared to $318 million, or $0.82 per share, in the 2013 third quarter. Income from continuing operations for the nine months ended September 30, 2014 was $747 million, or $1.94 per share, compared to $901 million, or $2.31 per share in the prior year period.

Net income for the three months ended September 30, 2014 was $208 million, or $0.55 per share, compared to $282 million, or $0.73 per share, in the prior year period. Net income for the nine months ended September 30, 2014 was $383 million, or $1.00 per share, compared to $793 million, or $2.03 per share, in the prior year period. Net income includes discontinued operations reflecting the sale of HighMount Exploration & Production, LLC and CNA Financial Corporation’s annuity and pension deposit business.

Book value per share excluding accumulated other comprehensive income (AOCI) increased to $50.32 at September 30, 2014 from $49.38 at December 31, 2013 and $49.94 at September 30, 2013.

CONSOLIDATED HIGHLIGHTS

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2014	2013	2014	2013

Income before net investment gains	$155	$317	$708	$896
Net investment gains	24	1	39	5
Income from continuing operations	179	318	747	901
Discontinued operations, net (a) (b)	29	(36)	(364)	(108)
Net income attributable to Loews Corporation	$208	$282	$383	$793
Net income per share:
Income from continuing operations	$0.47	$0.82	$1.94	$2.31
Discontinued operations, net	0.08	(0.09)	(0.94)	(0.28)
Net income per share	$0.55	$0.73	$1.00	$2.03

	September 30,		Year Ended
	2014	2013	December 31, 2013

Book value per share	$52.01	$49.99	$50.25
Book value per share excluding AOCI	50.32	49.94	49.38

(a)
Includes a $30 million adjustment for the three months ended September 30, 2014 to reduce the previously recognized impairment charge for the sale of HighMount. After this adjustment, the impairment charge totaled $137 million for the nine months ended September 30, 2014.

(b)	Includes an impairment charge of $189 million related to the sale of CNA’s annuity and pension deposit business for the nine months ended September 30, 2014.

Three Months Ended September 30, 2014 Compared to 2013

Income from continuing operations decreased primarily due to lower earnings at CNA and Diamond Offshore Drilling, Inc. and a decline in parent company investment income primarily attributable to limited partnership and equity based investments.

CNA’s earnings declined primarily due to lower net investment income, driven by limited partnerships; reduced favorable net prior year development; and a $31 million loss (after tax and noncontrolling interests) on a coinsurance transaction related to the August 1, 2014 sale of CNA’s annuity and pension deposit business. These decreases were partially offset by lower catastrophes.

Diamond Offshore’s earnings decreased primarily due to lower rig utilization and an impairment loss of $55 million (after tax and noncontrolling interests) related to the carrying value of six semisubmersible rigs, partially offset by two newbuild rigs commencing work in the current year.

Boardwalk Pipeline Partners, LP’s earnings decreased primarily due to a gain on the sale of storage gas of $13 million in 2013 and higher operations, maintenance and depreciation expense in 2014.

Discontinued operations in 2014 include a $30 million (after tax) adjustment to reduce the previously recognized impairment charge for the sale of HighMount. Additionally, discontinued operations in 2013 included a ceiling test impairment charge of $42 million (after tax) at HighMount.

Nine Months Ended September 30, 2014 Compared to 2013

Income from continuing operations decreased primarily due to lower earnings at CNA, Diamond Offshore and Boardwalk Pipeline.

CNA’s earnings were impacted by lower net investment income as a result of reduced limited partnership income and reduced favorable net prior year development, partially offset by improved current accident year underwriting results and a curtailment gain of $50 million (after tax and noncontrolling interests) related to the re-measurement of postretirement benefit obligations.

Diamond Offshore’s earnings decreased primarily due to lower utilization, the impairment charge as discussed above and increased interest expense.

Boardwalk Pipeline’s earnings decreased primarily due to a $55 million charge (after tax and noncontrolling interests) related to the write-off of all previously capitalized costs incurred by the Company and Boardwalk Pipeline for the proposed Bluegrass project.

Discontinued operations in 2014 include impairment charges related to the sale of HighMount and CNA’s annuity and pension deposit business as well as the operations of those businesses. Additionally, discontinued operations in 2013 included a ceiling test impairment charge of $134 million (after tax) at HighMount.

SHARE REPURCHASES

At September 30, 2014, there were 377.9 million shares of Loews common stock outstanding. During the three and nine months ended September 30, 2014, the Company repurchased 5.1 million and 9.6 million shares of its common stock at an aggregate cost of $220 million and $415 million. From October 1, 2014 to October 31, 2014, the Company repurchased an additional 4.0 million shares of its common stock at an aggregate cost of $166 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for 11:00 a.m. ET, today. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 13759307. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the third quarter results of CNA has been scheduled for 10:00 a.m. ET, today. A live webcast will be available at www.cna.com. Those interested in participating in the question and answer session should dial (888) 587-0615, or for international callers, (719) 457-2645. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the third quarter results of Boardwalk Pipeline has been scheduled for 9:00 a.m. ET, today. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (877) 280-4956 or for international callers, (857) 244-7313. The conference ID number is 97018242. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the third quarter results of Diamond Offshore was held on Thursday, October 23, 2014. An online replay is available on Diamond Offshore’s website (www.diamondoffshore.com).

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with three publicly-traded subsidiaries: CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO) and Boardwalk Pipeline Partners, LP (NYSE: BWP); and one wholly owned subsidiary, Loews Hotels & Resorts. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	September 30,
(In millions)	Three Months		Nine Months
	2014	2013	2014	2013
Revenues:
CNA Financial	$2,374	$2,456	$7,249	$7,356
Diamond Offshore	737	706	2,148	2,198
Boardwalk Pipeline	279	288	931	921
Loews Hotels	126	95	343	290
Investment income (loss) and other	(30)	50	68	59
	3,486	3,595	10,739	10,824
Investment gains – CNA Financial	37	2	65	7
Total	$3,523	$3,597	$10,804	$10,831
Income (Loss) Before Income Tax:
CNA Financial (a)	$258	$372	$896	$989
Diamond Offshore (b)	82	131	362	593
Boardwalk Pipeline (c)	28	60	105	226
Loews Hotels	-	(2)	14	-
Investment income (loss), net	(29)	50	68	58
Other (d)	(37)	(37)	(111)	(94)
	302	574	1,334	1,772
Investment gains – CNA Financial	37	2	65	7
Total	$339	$576	$1,399	$1,779
Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$164	$244	$584	$630
Diamond Offshore (b)	25	44	136	213
Boardwalk Pipeline (c)	8	19	7	74
Loews Hotels	-	1	8	2
Investment income (loss), net	(18)	33	46	39
Other (d)	(24)	(24)	(73)	(62)
	155	317	708	896
Investment gains – CNA Financial	24	1	39	5
Income from continuing operations	179	318	747	901
Discontinued operations, net (e) (f)	29	(36)	(364)	(108)
Net income attributable to Loews Corporation	$208	$282	$383	$793

(a)
Includes a loss of $31 million (after noncontrolling interests) related to a coinsurance agreement entered into on a separate small block of annuity business outside of Continental Assurance Company for the three and nine months ended September 30, 2014, and an $86 million curtailment gain ($50 million after tax and noncontrolling interests) related to a negative plan amendment and the re-measurement of postretirement benefit obligations at CNA for the nine months ended September 30, 2014.

(b)
Includes an impairment charge of $109 million ($55 million after tax and noncontrolling interests) for the three and nine months ended September 30, 2014 related to the carrying value of six semisubmersible rigs.

(c)
Includes a loss of $94 million ($55 million after tax and noncontrolling interests) for the nine months ended September 30, 2014 to write off all previously capitalized costs incurred related to the Bluegrass project.

(d)	Consists primarily of corporate interest expense and other unallocated expenses.
(e)
Includes a $30 million adjustment for the three months ended September 30, 2014 to reduce the previously recognized impairment charge for the sale of HighMount. After this adjustment, the impairment charge totaled $137 million for the nine months ended September 30, 2014.

(f)	Includes an impairment loss of $189 million for the nine months ended September 30, 2014 related to the sale of CNA’s annuity and pension deposit business.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	September 30,
(In millions, except per share data)	Three Months		Nine Months
	2014	2013	2014	2013
Revenues:
Insurance premiums	$1,810	$1,825	$5,427	$5,389
Net investment income	451	605	1,625	1,739
Investment gains	37	2	65	7
Contract drilling revenues	728	691	2,063	2,136
Other	497	474	1,624	1,560
Total	3,523	3,597	10,804	10,831

Expenses:
Insurance claims and policyholders’ benefits	1,354	1,378	4,241	4,259
Contract drilling expenses	400	420	1,165	1,164
Other (a) (b) (c)	1,430	1,223	3,999	3,629
Total	3,184	3,021	9,405	9,052

Income before income tax	339	576	1,399	1,779
Income tax expense	(99)	(155)	(347)	(478)
Income from continuing operations	240	421	1,052	1,301
Discontinued operations, net of income tax (d) (e)	29	(37)	(384)	(107)
Net income	269	384	668	1,194
Amounts attributable to noncontrolling interests	(61)	(102)	(285)	(401)
Net income attributable to Loews Corporation	$208	$282	$383	$793

Net income attributable to Loews Corporation
Income from continuing operations	$179	$318	$747	$901
Discontinued operations, net (d) (e)	29	(36)	(364)	(108)
Net income	$208	$282	$383	$793

Diluted income per share:
Income from continuing operations	$0.47	$0.82	$1.94	$2.31
Discontinued operations, net	0.08	(0.09)	(0.94)	(0.28)
Diluted income per share attributable to Loews
Corporation	$0.55	$0.73	$1.00	$2.03

Weighted diluted number of shares	381.19	388.14	385.19	389.96

(a)
Includes a loss of $31 million (after noncontrolling interests) related to a coinsurance agreement entered into on a separate small block of annuity business outside of Continental Assurance Company for the three and nine months ended September 30, 2014, and an $86 million curtailment gain ($50 million after tax and noncontrolling interests) related to a negative plan amendment and the re-measurement of postretirement benefit obligations at CNA for the nine months ended September 30, 2014.

(b)
Includes an impairment charge of $109 million ($55 million after tax and noncontrolling interests) for the three and nine months ended September 30, 2014 related to the carrying value of six semisubmersible rigs.

(c)
Includes a loss of $94 million ($55 million after tax and noncontrolling interests) for the nine months ended September 30, 2014 to write off all previously capitalized costs incurred related to the Bluegrass project.

(d)
Includes a $30 million adjustment for the three months ended September 30, 2014 to reduce the previously recognized impairment charge for the sale of HighMount. After this adjustment, the impairment charge totaled $137 million for the nine months ended September 30, 2014.

(e)	Includes an impairment loss of $189 million for the nine months ended September 30, 2014 related to the sale of CNA's annuity and pension deposit business.